Exhibit 8

ESCROW AGENT AGREEMENT

Date:

This ESCROW AGENT AGREEMENT (“Agreement”) for South Cord Holdings (“Issuer”) is entered into as of the date first above written by and between Dalmore Group, LLC a FINRA registered [broker-dealer or funding portal] (“Intermediary”), West Town Bank & Trust, a state banking corporation organized and existing under the laws of the State of Illinois (“Escrow Bank” or “Escrow Agent”), and Royalton Company, LLC a Delaware limited liability company (“Royalton”) (collectively, the “Parties”).

WHEREAS, the Intermediary desires to establish Escrow Account with Escrow Bank for the purpose of holding Subscription Funds received during the course of Private Placement Offerings;

WHEREAS the Parties desire that an Escrow Account for Offerings will be maintained pursuant to Rule 15c2-4(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance with the terms and conditions set forth herein to be held at Escrow Bank in a segregated bank account as described below; and

NOW, THEREFORE, in consideration of the foregoing promises and other good and valuable consideration, the receipt of which is acknowledged by each of the Parties hereby agree as follows:

DEFINITIONS

In addition to the terms defined above and elsewhere in this Agreement, the following terms have the following meanings when used in this Agreement:

“Closing” means the completion of a transaction where the Subscription Funds held in the Escrow Account are disbursed to the relevant parties as instructed by the Royalton, in accordance with the terms of the Offering Memorandum and any applicable contingencies.

“Debit Authorization” means the written notification from Intermediary that authorizes specific debit transactions on the Escrow Account and requests Escrow Bank to process them.

“Disbursement Statement” means a statement detailing the recipient(s) of funds from an Escrow Account, which shall include the Offering, disbursement amount, recipient details, and payment information.

“Escrow Account” means a segregated bank account maintained and serviced by the Escrow Bank compliant with SEC Rules 10b-9 and 15c2-4 promulgated under the Securities Exchange Act of 1934, as amended.

“Escrow Agent” means an independent unaffiliated bank acting as a custodian to Escrow Funds, and that maintains the Escrow Account in a manner that is compliant with SEC Rules 10b-9 and 15c2-4 promulgated under the Securities Exchange Act of 1934, as amended.

“Escrow Bank” means an independent unaffiliated bank appointed by the Intermediary to act as the custodian of the Escrow Funds in accordance with the terms and conditions of this Agreement.

“Escrow Funds” means the Subscription Funds deposited with Escrow Bank pursuant to this Agreement, together with any interest and other income thereon.

“Investment” means the number of Securities to be purchased by any Subscriber, multiplied by the Per Security Price.

“Investment Instrument” means a check, money order, ACH, credit card, or similar instrument, made payable to or endorsed to Escrow Bank as Escrow Agent for an Issuer, in full payment for the Securities to be purchased by any Subscriber.

“Issuer” means the entity issuing securities to subscribers through the Intermediary’s platform.

“Offering” means a discrete round of investment by which an Issuer raises money, through an Intermediary, to fund operations, expansion, capital project, acquisition, or some other business purpose

“Private Placement” means an offering of securities by an Issuer, in accordance with applicable securities laws and regulations, and not involving a public offering or registration with any regulatory authority.

“Private Placement Coordinator” means an independent, unaffiliated third-party that coordinates vendor services, compliant escrow services, and subscription and payment processor services related to the Offerings.

“Payment Processor Provider” means an independent third-party payment processor that processes ACH and credit card subscription deposits.

“Refund Authorization” means the written notification from Intermediary that authorizes investor refunds for previously deposited subscription funds into the Escrow Account and requests Escrow Bank to process them.

“Subscriber” means any individual or entity who, with full knowledge and understanding of the risks associated with Private Placement Offerings, delivers to the Intermediary Subscription Funds for the purpose of making an Investment in the Offering.

“Subscription” means the submission by an investor of an application to participate as an investor in a Private Placement Offering.

“Subscription Funds” means any amounts of money paid by Subscribers for the purpose of making an investment in the Offering.

“Subscription Refund” means the return of Subscription Funds paid by a Subscriber in the event of certain circumstances.

AGREEMENT

1.	Appointment of Escrow Agent

a.	Intermediary does hereby appoint the Escrow Bank as Escrow Agent for the purposes described in this Agreement and Escrow Bank does hereby accept the appointment as Escrow Agent and agrees to act on the terms and conditions described in this Agreement.

b.	Escrow Bank, by accepting the appointment and designation as Escrow Agent under this Agreement, in no way endorses the merits of the Offerings. Intermediary agrees to include with any sales literature, in which the Escrow Agent’s name appears and which is used in connection with Offerings, a statement to the effect that the Escrow Agent in no way endorses the merits of the Offering.

2.	Establishment of Escrow Account

a.	Prior to Intermediary initiating an Offering, and prior to the receipt of the first Subscription Funds, Escrow Bank shall establish an account which shall be a segregated, deposit account for an Issuer at the Escrow Bank for each Offering. Escrow Bank shall maintain the Escrow Account and Subscription Funds in a manner that is compliant with banking and securities regulations.

b.	The Escrow Account and Subscription Funds will be held for the benefit of the persons or entities entitled to such funds until one or more Closings. Neither the Issuer, nor Intermediary is entitled to any Subscription Funds received into the Escrow Account, and that no amounts deposited into the Escrow Account shall become the property of the Issuer, Intermediary, or any other entity, or be subject to any debts, liens or encumbrances of any kind of the Issuer or any other entity, until a Closing.

c.	This Agreement will remain in full force during the entirety that the Escrow Account remains open.

3.	Escrow Account Term

The Escrow Account shall be opened with the commencement of the Issuer’s Offering and shall be closed upon the earlier of (i) the date upon which the Offering period ends or (ii) the date upon which a determination is made by Royalton to terminate the Escrow Account.

4.	Private Placement Coordinator

a.	Royalton is appointed to be the Private Placement Coordinator of Escrow Account.

b.	Royalton will facilitate the collection of documents for Escrow Bank to open and close Escrow Account for Offerings and assist Escrow Bank in its performance of its duties as Escrow Agent.

c.	Royalton will coordinate with Escrow Bank the disbursement of Escrow Funds at Closings owed to Issuer, Intermediary and other parties, as described in Section 6 below.

d.	Royalton will coordinate with Escrow Bank and Intermediary on Subscription Refunds and debit authorizations.

5.	Deposits into Escrow

a.	All Subscribers will be instructed by Intermediary or its agents to transfer funds by an approved Investment Instrument directly to the Escrow Bank for prompt deposit into the Escrow Account.

b.	All Subscription Funds received by Escrow Bank under this Agreement are subject to collection requirements of presentment and final payment, and that the funds represented thereby cannot be drawn upon or disbursed until such time as final payment has been made and is no longer subject to dishonor. Upon receipt, Escrow Bank shall process each Investment Instrument for collection, and the proceeds thereof shall be held as part of the Escrow Funds until disbursed. If, upon presentment for payment, any Investment Instrument is dishonored, Escrow Bank’s sole obligation shall be to notify Royalton or Intermediary.

c.	Escrow Bank, in its sole discretion, will apply funds clearing procedures as it finds appropriate from time to time. Escrow Bank may place a suspension on the transfer of any Escrow Funds if, in its sole discretion, deems it necessary to avoid the risk of irreversible fraud or mistake. Escrow Bank reserves the right to deny, suspend or terminate participation in the Escrow Account of any Subscriber to the extent Escrow Bank, in its reasonable discretion, deems it advisable or necessary to comply with applicable laws or to eliminate practices that are not consistent with laws, rules, regulations or best practices.

6.	Disbursement of Escrow Funds

a.	Closings

i.	Pursuant to the Offering Memorandum’s contingencies requirements and upon receipt of written instruction from Intermediary, no later than five (5) business days after receipt by Escrow Bank of written notice, Escrow Bank shall transmit funds to parties described in the Disbursement Statement.

ii.	Escrow Bank shall pay to the Issuer any net Subscription Funds (meaning gross Subscription Funds, less amounts remitted to brokers and other parties described in the Disbursement Statement.

b.	Subscription Refunds

i.	No later than five (5) business days after receipt by Escrow Bank of written notice by Intermediary of Subscription Refunds, Escrow Bank shall transmit Subscription Refunds to parties described in the Refund Authorization.

ii.	Intermediary shall provide a Refund Authorization to Escrow Bank with information necessary for Escrow Bank to process Subscription Refunds, including payment type (wire, ACH, or check refund), and ACH verification letter for ACH processing.

c.	Miscellaneous Debit Authorizations

i.	The Intermediary shall deliver a Debit Authorization form to the Escrow Bank, directing the Escrow Bank to process transactions from Payment Processor Providers. These payments may include Subscription Refunds, payment processor fees, or other fees.

ii.	Debit Authorizations shall provide a payment ABA or Company ID from which the authorized debit transaction will be processed.

iii.	The Escrow Bank and Royalton expressly disclaim any liability for any breaches of SEC Rule 15c2-4 that may occur as a result of a Debit Authorization violating this rule.

7.	Unclaimed Escrow Funds

a.	No later than five (5) business days after receipt by Escrow Bank of written notice (i) from Royalton or Intermediary that the Intermediary intends to reject a Subscriber’s subscription for Securities, (ii) from any federal or state regulatory authority that any application by the Intermediary to conduct a banking business has been denied, or (iii) from the U.S. Securities and Exchange Commission or any other federal or state regulatory authority that a stop or similar order has been issued with respect to the Offering, Escrow Bank shall pay to each applicable Subscriber, the amount of the Subscription Funds paid by such Subscriber.

b.	Notwithstanding anything to the contrary contained herein, if Escrow Bank has not received directions from Royalton or Intermediary, on or before the termination date of an Offering, Escrow Bank shall, within thirty (30) business days after the termination date of an Offering and without any further instruction or direction from the Intermediary return to each Subscriber, the Subscription Funds made by such Subscriber. The Intermediary shall provide Escrow Bank with information necessary to return to each Subscriber the Subscription Funds deposited into the escrow account made by such Subscriber.

c.	If any portion of Subscription Funds held by the Escrow Agent under this Agreement remains unclaimed by the rightful owner(s) for a period specified by applicable law, the Escrow Agent shall comply with the escheatment laws of the jurisdiction in which the Escrow Account is maintained. The Escrow Agent shall make reasonable efforts to contact the rightful owner(s) and provide notice of the unclaimed funds prior to escheatment. If, after such notice, the rightful owner(s) fail to claim the funds within the time period specified by applicable law, the Escrow Agent may escheat the unclaimed funds to the appropriate governmental authority in accordance with applicable law. Escrow Agent shall have no further liability or obligation with respect to the escheated funds.

8.	Negative Account Balances. In the event the Escrow Account becomes negative due to payment reversals, chargebacks, unauthorized charges, Subscription Refunds, or any other reason, Intermediary shall coordinate with Issuer to make a deposit into Escrow Account an amount that will bring the account to a positive balance. Escrow bank may reserve the right to return items on transactions resulting in a negative escrow account balance. In the event an Escrow Account’s balance remains negative after five (5) business days from the date of written notice to Intermediary of the negative account balance, Escrow Bank may close the escrow account.

9.	Suspension of Performance and Disputes

a.	If, at any time, (i) there exists any dispute between the Intermediary, Escrow Bank, any Subscriber or any other person with respect to the holding or disposition of all or any portion of the Escrow Funds or any other obligations of Escrow Bank under this Agreement, (ii) if at any time Escrow Bank is unable to determine, to Escrow Bank’s sole satisfaction, the proper disposition of all or any portion of the Escrow Funds or Escrow Bank’s proper actions with respect to its obligations under this Agreement, or (iii) if the Intermediary has not within thirty (30) days of the furnishing by Escrow Bank of a notice of resignation pursuant to Section 14 appointed a successor Escrow Agent to act under this Agreement, then Escrow Bank may, in its sole discretion, take either or both of the following actions:

i.	suspend the performance of any of its obligations (including any disbursement obligations) under this Agreement until such dispute or uncertainty is resolved to the sole satisfaction of Escrow Bank or until a successor Escrow Agent has been appointed (as the case may be); and/or

ii.	petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to Escrow Bank, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court all Escrow Funds held by it in the Escrow Account for holding and disposition in accordance with the instructions of such court.

b.	Escrow Bank will have no liability to the Intermediary, Issuer, any Subscriber, or any other person or entity with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that arises, or is alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Funds or any delay in or with respect to any other action required or requested of Escrow Bank.

10.	Escrow Bank Fees

a.	Royalton shall be responsible for paying escrow bank fees related to opening a new account, monthly account fees, and applicable transaction fees with the Escrow Bank as defined in the fee schedule. Fees are subject to change at any time. Royalton and Intermediary have entered into a separate agreement by which Royalton will collect related Escrow Bank fees for the Escrow Account.

b.	Royalton and Issuer may enter into a separate agreement by which Royalton will invoice Issuer for services related to the Escrow Account. In the event that the Issuer becomes delinquent in their payments to Royalton, Royalton reserves the right to direct Escrow Bank to transmit Escrow Funds from the Escrow Account to Royalton to cover part or all of an Issuer’s delinquency. If there are no Escrow Funds available, Royalton may direct Escrow Bank to close the Escrow Account due to delinquent payments owed to Royalton.

c.	No fees, charges, or expenses of Escrow Bank and Royalton are reimbursable, and are not subject to pro-rata analysis. Except as provided in Section 10(b), no fees, reimbursement for costs and expenses, indemnification for any damages incurred by the Issuer, Intermediary, or Escrow Bank shall be paid out of or chargeable to the Subscription Funds on deposit in the Escrow Account. Fees are not contingent in any way on the success or failure of the Offering.

d.	Prior to a Closing, Escrow Bank may invest any or all of the Escrow Account balance as permitted under SEC Rule 15c2-4. This generally means short term investments in: (1) bank accounts, (2) bank money-market accounts, (3) short term certificates of deposit issued by a bank, and/or (4) short-term securities issued or guaranteed by the U S Government. Interest and any other income resulting from the investment of the Subscription Funds in the Escrow Account shall be retained by Escrow Bank. During the term of this Agreement, Escrow Bank shall provide the Intermediary with written monthly statements containing the beginning balance of the Escrow Funds, as well as all principal and income transactions for the statement period. Escrow Bank has the express authority to liquidate any and all investments consisting in whole or in part of Escrow Funds to make any and all disbursements under this Agreement.

11.	Liability of Parties

a.	Liability of Escrow Bank. Escrow Bank is not liable for any loss to the Escrow Funds resulting from any investment made in accordance with this Agreement. Escrow Bank will not be liable for any (a) actions taken at the request of Royalton or Intermediary, (b) inaction resulting from the failure of Royalton or Intermediary to provide Escrow Bank with written instructions as to investment directives, (c) inaction resulting from the exercise of Escrow Bank’s sole discretion in the choice of requested investments, (d) any loss, cost or penalty resulting from the liquidation of any investment prior to such investment’s maturity date for the purpose of making required payments under this Agreement, (e) any loss due to fraudulent activity on the Escrow Account. Escrow Bank is not liable for any action or inaction taken in good faith, whether in reliance upon written instructions by Royalton Intermediary or otherwise, except for any loss directly attributable from such action or inaction that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of Escrow Bank. Under no circumstances is Escrow Bank to be liable for any punitive, special, indirect or consequential damages of any kind, even if Escrow Bank has been placed on notice of the likelihood of such damages.

b.	Liability of Royalton. Royalton is not liable for any loss to the Escrow Funds resulting from any investment made in accordance with this Agreement. Royalton will not be liable for any (a) actions taken at the request of Escrow Bank or Intermediary, (b) inaction resulting from the failure of Intermediary to provide Royalton or Escrow Bank with written instructions as to investment directives, (c) inaction resulting from the exercise of Escrow Bank’s sole discretion in the choice of requested investments, (d) any loss, cost or penalty resulting from the liquidation of any investment prior to such investment’s maturity date for the purpose of making required payments under this Agreement, or (e) any loss due to fraudulent activity on the account. Royalton is not liable for any action or inaction taken in good faith, whether in reliance upon written instructions by Escrow Bank or Intermediary or otherwise, except for any loss directly attributable from such action or inaction that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of Royalton. Under no circumstances is Royalton to be liable for any punitive, special, indirect or consequential damages of any kind, even if Royalton has been placed on notice of the likelihood of such damages.

12.	Rights and Duties of Escrow Agent

a.	This Agreement represents the entire understanding of the Parties, and Escrow Bank is only required to perform the duties expressly described in this Agreement, and no further duties shall be implied from this Agreement or any other written or oral agreement by and between Escrow Bank, Royalton and Intermediary made previous or subsequent to this Agreement, unless such written amendment to this Agreement is executed by both Parties. Escrow Bank may rely upon any written instructions believed in good faith to be genuine when signed and presented by the requesting person or entity and does not have any duty to inquire or investigate the validity of any such written instruction. Escrow Bank is not required to solicit funds from the Intermediary in connection with this Agreement. Escrow Bank is permitted to execute any and all powers under this Agreement directly or through its agents and/or attorneys and is allowed to seek counsel from any professional regarding the performance of this Agreement, which professionals shall be selected at the sole discretion of Escrow Bank. Should Escrow Bank receive conflicting directions or become uncertain as to its duties under this Agreement, Escrow Bank will be permitted (a) to immediately abstain from further action until such duties are expressly defined in writing by the Parties, and will only be required to protect and keep the Escrow Funds in their current investment(s) until such time as a written agreement between the Parties is executed or a court of competent jurisdiction renders an order directing further action, or (b) to petition any court of competent jurisdiction (by means of an interpleader action or other appropriate action) for instructions regarding such uncertainty, and pay all of the Escrow Funds into such court for holding and disposition. Upon release of the Escrow Funds to a court as provided in the preceding sentence, Escrow Bank shall be fully released from any and all further obligations, except for the provision of written notice to the Intermediary, setting forth in such notice the date of release of the Escrow Funds, the person or entity to whom released, the amount released and a statement setting forth Escrow Bank’s release from further obligations to the Intermediary.

13.	Rights and Duties of Royalton

This Agreement represents the entire understanding of the Parties, and Royalton is only required to perform the duties expressly described in this Agreement, and no further duties shall be implied from this Agreement or any other written or oral agreement by and between Royalton, Escrow Bank and the Intermediary made previous or subsequent to this Agreement, unless such written amendment to this Agreement is executed by both Parties. Royalton may rely upon any written instructions believed in good faith to be genuine when signed and presented by the requesting person or entity and does not have any duty to inquire or investigate the validity of any such written instruction. Royalton is permitted to execute any and all powers under this Agreement directly or through its agents and/or attorneys and is allowed to seek counsel from any professional regarding the performance of this Agreement, which professionals shall be selected at the sole discretion of Royalton. Should Royalton receive conflicting directions or become uncertain as to its duties under this Agreement, Royalton will be permitted to immediately abstain from further action until such duties are expressly defined in writing by the Parties.

14.	Resignation and Succession of Escrow Agent

a.	Escrow Bank may resign and be discharged of all duties and obligations under this Agreement by providing thirty (30) days written notice of such resignation to Royalton and Intermediary. If no successor Escrow Agent shall have been named by the Intermediary at the expiration of the thirty (30) day notice period, Escrow Bank will have no further obligations under this Agreement, except to hold the Escrow Funds as a depository.

b.	Upon notification by the Intermediary of the appointment of a successor Escrow Agent, Escrow Bank shall promptly deliver the Escrow Funds and all materials and instruments in its possession that relate to the Escrow Funds to such successor, and the duties of the resigning Escrow Agent will immediately terminate in all respects, and Escrow Bank will be released and discharged from all further obligations under this Agreement.

c.	Escrow Bank shall have the right to withhold an amount equal to any amount due and owing to Escrow Bank plus any costs and fees incurred by Escrow Bank in connection therewith. Any merger, consolidation or the purchase of all or substantially all of Escrow Bank’s corporate assets resulting in a new corporate entity shall not be considered a successor for the purposes of this Agreement, and the Escrow Funds shall be transferred to such entity without written consent or further action under this Agreement.

15.	Resignation and Succession of Royalton

a.	Royalton may resign and be discharged of all duties and obligations under this Agreement by providing thirty (30) days written notice of such resignation to Escrow Bank and Intermediary. If no successor Royalton shall have been named by the Intermediary at the expiration of the thirty (30) day notice period, Royalton will have no further obligations under this Agreement.

b.	Upon notification by the Intermediary of the appointment of a successor Royalton, Royalton shall promptly deliver all materials and instruments in its possession that relate to the Escrow Funds to such successor, and the duties of the resigning Royalton will immediately terminate in all respects, and Royalton will be released and discharged from all further obligations under this Agreement.

c.	Royalton shall have the right to withhold an amount equal to any amount due and owing to Royalton plus any costs and fees incurred by Royalton in connection therewith. Any merger, consolidation, or the purchase of all or substantially all of Royalton’s corporate assets resulting in a new corporate entity shall not be considered a successor for the purposes of this Agreement.

16.	Taxes

Royalton and Intermediary represents that its taxpayer identification number listed in Exhibit A is true and correct and will notify Escrow Bank in writing immediately upon any change to such number. Royalton and Intermediary grants to Escrow Bank a right of set- off that may be exercised to pay any and all taxes, whether federal, state, local or foreign, attributable to the investment of the Escrow Funds by Escrow bank pursuant to this Agreement. Royalton and Intermediary shall indemnify and hold harmless Escrow Bank against and in respect to liability for taxes and/or any penalties or interest attributable to the investment of the Escrow Funds by Escrow Bank pursuant to this Agreement. For purposes of federal income taxes and other taxes based on income, the Intermediary will be treated as owner of the Escrow Funds unless and until such time as any portion of the Escrow Funds, along with the applicable Subscriber’s pro rata portion of interest (calculated on a Pro Rata Basis), is returned to such Subscriber. In such an instance where Escrow Funds are returned to a Subscriber, such Subscriber shall be responsible for any taxes resulting from income earned on the deposit of such Escrow Funds.

17.	Indemnification of Parties

a.	The Intermediary shall indemnify, defend and hold harmless Escrow Bank and Royalton, its directors, officers, agents and employees from all losses, liabilities and expenses (including attorneys’ fees and expenses) arising from the preparation, execution, delivery, performance, enforcement, modification or termination of this Agreement or the undertaking of any instructions from the Intermediary, except for any loss that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of Escrow Bank or Royalton Escrow Bank and Royalton’s right of indemnification expressly survives the resignation or termination of Escrow Bank and Royalton, the termination of the duties of Escrow Bank and Royalton described in this Agreement and the termination of this Agreement. The Intermediary further grants Escrow Bank and Royalton a right of set-off and a security interest against the Escrow Funds for the payment of any claim for indemnification, expenses or compensation due under this Agreement. This defense and indemnification obligation will survive termination of this Agreement.

b.	Escrow Bank and Royalton reserve the right to assume, at its sole expense, the exclusive defense and control of any such claim or action and all negotiations for settlement or compromise, and Intermediary agrees to fully cooperate with Escrow Bank in the defense of any such claim, action, settlement or compromise negotiations, as requested by Escrow Bank.

18.	Notices

a.	Any notices to be given hereunder by any party to any other party shall be by email to the signatories of this agreement or such other email address as the receiving Party may provide from time to time.

If to Escrow Bank:

West Town Bank & Trust Attn: Operations (Escrow)

Email: operations@westtownbank.com

If to Intermediary:

Attn: Email:

Etan Butler etan@dalmorefg.com

If to Royalton:

Attn: Natalie Thomas

Email: natalie@royaltoncompnay.com

b.	If Parties receive such written instructions and determines pursuant to its sole discretion that verification of such instructions is required, then the Parties are permitted to seek confirmation of such instructions by way of telephone contact to the author of such written instructions. Verification of the instructions by the purported author of the instructions called at the telephone number placed on the instructions will serve to verify such instructions.

19.	Assignment and Modification

a.	This Agreement is not assignable absent written consent of the Parties and any assignment absent written consent will be deemed void ab initio, except that the assignment of this Agreement in connection with the merger or consolidation of a Party, or the acquisition of all or substantially all the assets of a Party, will not require written consent of the other Party, but will require prompt written notice to the other Party. Notwithstanding the foregoing, all covenants contained in this Agreement by or on behalf of the Parties bind and inure to the benefit of the Parties and their respective heirs, administrators, legal representatives, successors, and permitted assigns.

b.	This Agreement, including the Exhibits and Schedules (which by this reference are incorporated into and made a part of this Agreement), constitute the complete and entire understanding of the Parties, and supersede any and all prior agreements between or among the Parties. The provisions of this Agreement cannot be waived, modified, amended, altered, or supplemented, in whole or in part, except by a writing signed by all the Parties that makes specific reference to this Agreement.

20.	Choice Of Law; Waiver of Jury Trial; Jurisdiction

a.	This Agreement is to be governed by and construed and interpreted in accordance with the laws of the State of Illinois, without regard to any principles of conflict of laws that would require the application of any other laws. Each party acknowledges and agrees that any controversy that arises under this agreement is likely to involve complicated and difficult issues, and therefore such party hereby irrevocably and unconditionally waives any right such party has to trial by jury in respect of any litigation directly or indirectly arising out of or relating to this agreement or the transactions contemplated by this agreement. it is the intention of the parties that the situs of the Escrow Account be administered in Illinois.

b.	Each Party irrevocably submits to the jurisdiction of (a) the state courts located in the State of Illinois and (b) the United States District Courts located in the State of Illinois for the purposes of any action arising out of this Agreement or any transaction contemplated by this Agreement. Each Party agrees to commence any such action either in a United States District Court located in the State of Illinois or, if such action may not be brought in such court for jurisdictional reasons, in a state court located in the State of Illinois. Each Party further agrees that service of any process, summons, notice, or document by United States registered mail to such Party’s respective address set forth in Section 15 is effective service of process for any action in the State of Illinois with respect to any matters to which such Party has submitted to jurisdiction in this Section 17. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action arising out of this Agreement or the transactions contemplated by this Agreement in (i) a state court located in the State of Illinois or (ii) a United States District Court located in the State of Illinois, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum.

21.	Force Majeure

No Party will be liable to the other Party for losses arising out of, or the inability to perform such Party’s obligations under the terms of this Agreement, due to acts of God, including fire, floods, strikes, mechanical failure, war, riot, nuclear accident, earthquake, terrorist attack, computer piracy, cyber-terrorism, fire, epidemics, delays of common carriers, or other acts beyond the control of the Parties.

22.	Execution

The Parties are permitted to execute this Agreement in several counterparts, all of such counterparts, taken together, constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission constitutes effective execution and delivery of this Agreement as to the Parties. Signatures of the Parties transmitted by facsimile or other electronic transmission are to be deemed to be the Parties’ original signatures for all purposes.

23.	Severability

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction is to be, as to that situation in that jurisdiction, ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement in that situation and that jurisdiction or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other situation or in any other jurisdiction.

24.	Use of Escrow Bank’s Name

No other Party shall, without the prior written consent of Escrow Bank, publish or print or cause to be published or printed any printed or other material in any language, including prospectuses, notices, reports, internet web sites, and promotional material, that mentions “Escrow Bank” by name or logo or the rights, powers, or duties of Escrow Bank under this Agreement and the other documents and instruments contemplated by this Agreement.

25.	Representatives

Royalton has been duly appointed to act as the Intermediary’s representatives under this Agreement and have full power and authority to execute and deliver any written directions, to amend, modify or waive any provision of this Agreement and to take any and all other actions on behalf of the Issuer or Intermediary, as applicable, under this Agreement, all without further consent or direction from, or notice to, the Issuer, Intermediary or any other person or entity.

26.	USA Patriot Act

The Intermediary represents to Escrow Bank that the Intermediary is not (and will not be) a person or entity with whom Escrow Bank is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those persons and entities named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons or entities. In addition, the Intermediary hereby agrees to provide Escrow Bank with any additional information that Escrow Bank deems reasonably necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

27.	Illegal Activities

Escrow Bank has the right in Escrow Bank’s sole discretion to not accept appointment as Escrow Agent and reject any funds and collateral from the Intermediary in the event that Escrow Bank has reason to believe that such funds or collateral violate applicable banking practices or applicable laws or regulations, including the Patriot Act. In the event of suspicious or illegal activity and pursuant to all applicable laws, regulations and practices, the Intermediary shall assist Escrow Bank and comply with any reviews, investigations and examinations directed against the Escrow Funds.

28.	Dealings

Subject to compliance with all applicable laws, Escrow Bank and any stockholder, director, officer, or employee of Escrow Bank is permitted to buy, sell, and deal in any of the securities of the become pecuniarily interested in any transaction in which the Intermediary is interested, and contract and lend money to the otherwise act as fully and freely as though Escrow Bank were not Escrow Agent under this Agreement. Nothing in this Agreement precludes Escrow Bank from acting in any other capacity for the Intermediary or for any other person or entity.

29.	Rules Of Construction

Except as otherwise explicitly specified in this Agreement to the contrary, (a) references to Section, Exhibit or Schedule means a Section of, or Exhibit or Schedule to, this Agreement, unless another agreement is specified, (b) the word “including” is to be construed as “including, without limitation,” (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole, (d) words in the singular or plural form include the plural and singular form, respectively, (e) pronouns are to be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or entity requires, (f) the words “asset” and “property” are to be construed to have the same meaning and effect and to refer to all tangible and intangible assets and properties, including cash, securities, accounts, contract rights, and real and personal property, (g) references to a particular person or entity include such person’s or entity’s successors and permitted assigns, (h) references to a particular statute, rule, or regulation include all rules and regulations thereunder and any predecessor or successor statutes, rules, or regulations, in each case as amended or otherwise modified from time to time, (i) references to a particular agreement, document, instrument, or certificate mean such agreement, document, instrument, or certificate as amended, supplemented, or otherwise modified from time to time if permitted by the provisions thereof, (j) references to “Dollars” or “$” are references to United States Dollars, (k) an accounting term not otherwise defined in this Agreement has the meaning ascribed to such term in accordance with United States generally accepted accounting principles, (l) references to “written” or “in writing” include electronic form, and (m) any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “business days”) is to be interpreted as a reference to a calendar day or number of calendar days. The headings of Sections, Exhibits and Schedules are provided for convenience only and are not to affect the construction or interpretation of this Agreement. The Exhibits and Schedules are incorporated into this Agreement to the same extent as though fully set forth in this Agreement. If any period for giving notice or taking action under this Agreement expires on a day that is not a business day, the time period is to be automatically extended to the business day immediately following such day. When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is to be excluded. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as if drafted jointly by the Parties and no presumption or burden of proof is to arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. The recitals to this Agreement are hereby incorporated into and made a part of this Agreement by reference to such recitals.

Each of the Parties, intending to be legally bound, has either duly executed and delivered this Agreement or caused an authorized representative of such Party to duly execute and deliver this Agreement on behalf of such Party as of the Effective Date.

WEST TOWN BANK & TRUST

By:	/s/ Mary Merritt
Name:	Mary Merritt
Title:	SVP/Client Services Manager

INTERMEDIARY

By:	/s/ Etan Butler
Name:	Etan Butler
Title:	Chairman

ROYALTON COMPANY, LLC

By:	/s/ Natalie Thomas
Name:	Natalie Thomas
Title:	Managing Member

EXHIBIT A

Identifying Information

Intermediary

Taxpayer Identification Number: 20-265709

Intermediary Representatives: The following individuals are hereby designated as Intermediary’s Representatives under the Agreement.

Name:	Specimen Signature:	/s/ Etan Butler

Name:	Specimen Signature:

Intermediary’s Call-Back designee(s) and phone number(s) are as follows:

Name:	Telephone Number:	9173193000

Name:	Telephone Number:

Royalton Company, LLC

Taxpayer Identification Number: 86-2187457

Royalton Representatives: The following individuals are hereby designated as Royalton’s Representatives under the Agreement.

Name: Natalie Thomas	Specimen Signature:	/s/ Natalie Thomas

Name: David Allen	Specimen Signature:	/s/ David Allen

Royalton’s Call-Back designee(s) and phone number(s) are as follows:

Name: Natalie Thomas	Telephone Number:	(213) 973-3485

Name: David Allen	Telephone Number:	(551) 208-9436